Exhibit 99.1

November 5, 2013

DTE Energy Chairman, President and CEO Gerry Anderson announces senior leadership changes
Announcement will strengthen DTE’s executive team for the future

DETROIT – DTE Energy (NYSE: DTE) Chairman, President and CEO Gerry Anderson announced several senior executive changes aimed at continuing to improve the company’s current operations and at developing its future leadership.

The changes include naming Steve Kurmas, DTE Energy President and Chief Operating Officer; Jerry Norcia, President and Chief Operating Officer of DTE Electric and Gas & Storage Pipelines; Dave Meador, DTE Energy Vice Chairman & Chief Administrative Officer; Peter Oleksiak, DTE Energy Senior Vice President and Chief Financial Officer; and Mark Stiers, President and Chief Operating Officer of DTE Gas.

The executive changes will be effective on December 30, 2013. Anderson, 55, will remain Chairman and CEO of DTE Energy.

“DTE Energy has made great progress on many fronts in recent years,” said Anderson. “Today, I am pleased to announce a series of executive changes that will continue this work and position our company for continued success in the future.”

In his new role, Kurmas, 57, will be responsible for the strategic oversight and operation of DTE Energy’s utility businesses, including DTE Electric, DTE Gas, Nuclear Generation, Major Enterprise Projects, and Environmental Management and Resources. He will continue to report to Anderson.

Norcia, 50, will have direct responsibility for the company’s largest business unit, DTE Electric, as well as the rapidly growing Gas Storage and Pipeline business.

Stiers, 51, will be responsible for leading the company’s natural gas utility including the gas utility's supply and control functions. Both Norcia and Stiers will report to Kurmas.

Meador, 56, will be responsible for oversight of the finance, information technology, corporate services and corporate affairs organizations for DTE Energy. He will continue to report to Anderson.

Oleksiak, 47, will be responsible for the company’s financial function and will continue to report to Meador.

Under Anderson's leadership, DTE Energy has invested in electric and gas system reliability, renewable energy, and environmental quality; improved customer satisfaction; and developed a supply chain business model that has increased investment in Michigan and been a catalyst for job creation.

“DTE Energy’s leadership team is as strong as any in the industry and has shown its ability to significantly improve our operations, customers service and financial performance over time,” Anderson said. “The changes being announced are part of our process to maintain a strong and talented leadership team, and prepare for the future. I firmly believe that the individuals who are moving into new roles are well-prepared to make great contributions.”

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include DTE Electric, an electric utility serving 2.1 million customers in Southeastern Michigan, DTE Gas, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.
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Alejandro Bodipo-Memba (313)235-5555